EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Presstek, Inc.
Hudson, New Hampshire

We hereby consent to the incorporation by reference in the respective Registration Statements on Forms S-8 (Nos. 033-80466, 033-61215, 033-30337, 333-76905 and 333-97897) and on Forms S-3 (Nos. 333-02299 and 33-48342) of Presstek, Inc., and in the Prospectuses constituting part of such Registration Statements, of our report dated March 16, 2006, except for the effects of the discontinued operations as to which the date is April 24, 2007, relating to the consolidated financial statements of Presstek, Inc. as of and for the years ended December 31, 2005 and January 1, 2005, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Boston, Massachusetts
April 24, 2007